Exhibit 99.(h)(49)

State Street Letterhead

November 3, 2017

Each of the Borrowers listed

on Appendix I hereto

One Madison Avenue

New York, NY 10010

Attention: Laurie A. Pecha

RE:  Thirteenth Amendment to Credit Suisse Family of Funds Line of Credit

Ladies and Gentlemen:

State Street Bank and Trust Company (the “Bank”) has made available to each of the investment companies registered under the Investment Company Act listed on Appendix I attached to the Loan Agreement referred to below (each, a “Borrower”), each acting on behalf of its respective Funds as specified from time to time on such Appendix I thereto (each such fund series, a “Fund”), a $250,000,000.00 committed, unsecured line of credit (the “Committed Line”) as described in a letter agreement dated June 10, 2009, by and among the Borrowers and the Bank (as amended, the “Loan Agreement”).  The obligations of the Borrowers arising under the Committed Line are evidenced by an amended and restated promissory note in the original principal amount of $250,000,000.00 dated March 11, 2016 (as amended, the “Note”).  Any capitalized term not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

The Borrowers have requested, and the Bank has agreed, to amend the Loan Documents as set forth below.  Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrowers, on behalf of their respective Funds, and the Bank agree as follows:

I.                                        Amendments to Loan Documents

1.                                      Section I(2) of the Loan Agreement is hereby amended by restating clause (i) thereof in its entirety to read as follows: “(i) the aggregate outstanding Indebtedness for borrowed money of such Fund (including, but not limited to, the aggregate principal amount of all Loans outstanding to such Fund, the aggregate principal amount of loans outstanding to such Fund, if any, under the Uncommitted Credit Facility or overdrafts made by the Custodian and outstanding to such Fund) shall not exceed the Maximum Amount applicable to such Fund,”

2.                                      Section 1(5)(a) of the Loan Agreement is hereby amended by restating clause (1) in the third sentence in its entirety to read as follows:  “(1) the outstanding aggregate principal amount of any Indebtedness for borrowed money of any such Fund at any time (including the then outstanding aggregated principal amount of all Loans to such Fund, the aggregate principal amount of loans outstanding to such Fund, if any, under the Uncommitted Credit Facility or overdrafts made by the Custodian and outstanding to such Fund) to the extent such amount exceeds the Maximum Amount applicable to such Fund at such time, and.”

3.                                            A new Section I(9) of the Loan Agreement is hereby added to read as follows:

9.                                      Additional Costs; Capital Adequacy. (a) If any new law, rule or regulation, or any change after the date hereof in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its applicable lending office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency in connection therewith issued, promulgated or enacted after the date hereof shall:

(i)                                     subject the Bank (or its applicable lending office) to any tax, duty or other charge with respect to the Loans, the Note or the Bank’s commitment hereunder, or shall change the basis of taxation of payments to the Bank (or its applicable lending office) of the principal of or interest on the Loans or any other amounts due under this Agreement or the Bank’s commitment hereunder, in each case, except for any tax on, or changes in the rate of tax on the overall net income of, or franchise taxes payable by, such Bank or its applicable lending office described in Section I(5)(b) above; or

(ii)                                  impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank (or its applicable lending office) or shall impose on the Bank (or its applicable lending office) any other condition affecting the Loans, the Note or the Bank’s commitment hereunder; or

(iii)                               impose on the Bank any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans or the Bank’s commitment hereunder;

and the result of any of the foregoing is to increase the cost to the Bank (or its applicable lending office) of making, funding, issuing, renewing, extending or maintaining any Loan or the Bank’s commitment hereunder, or to reduce the amount of any sum received or receivable by the Bank (or its applicable lending office) under this Agreement or under the Note with respect thereto, by an amount deemed by the Bank to be material, then, promptly upon demand by the Bank (and in any event within thirty (30) days after demand by the Bank) and delivery to the Borrowers of the certificate required by clause (c) of this Section I(9), each of the Borrowers, on behalf of its respective Funds, shall pay to the Bank its ratable portion (calculated in accordance with Section I(5)(c) above) of the additional amount or amounts as will compensate the Bank for such increased cost or reduction; provided, that the Borrowers shall not be liable for such

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compensation if the Bank is not generally charging such amounts to similarly situated borrowers under comparable credit facilities.

(b)                                 If the Bank shall determine that any change after the date hereof in any existing applicable law, rule or regulation or any new law, rule or regulation regarding capital adequacy or liquidity, or any change therein, or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any new request or directive of general applicability regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency issued, promulgated or enacted after the date hereof, has or would have the effect of reducing the rate of return on capital of the Bank (or its parent corporation) as a consequence of the Bank’s obligation hereunder to a level below that which the Bank (or its parent corporation) could have achieved but for such law, change, request or directive (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by the Bank to be material, then from time to time, promptly upon demand by the Bank (and in any event within thirty (30) days after demand by the Bank), each of the Borrowers, on behalf of its respective Funds, shall pay to the Bank its ratable portion (calculated in accordance with Section I(5)(c) above) of such additional amount or amounts as will compensate the Bank (or its parent corporation) for such reduction; provided, that the Borrowers shall not be liable for such compensation if the Bank is not generally charging such amounts to similarly situated borrowers under comparable credit facilities.

(c)                                  The Bank will promptly notify the Borrowers of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section.  A certificate of the Bank claiming compensation under this Section and (i) setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, (ii) setting forth in reasonable detail the calculations used in determining such additional amount or amounts and (iii) certifying that the Bank is generally charging such amounts to similarly situated borrowers under comparable credit facilities, shall be conclusive in the absence of manifest error.  In determining such amount, the Bank may use any reasonable averaging and attribution methods.  No Borrower shall be required to compensate Bank pursuant to this Section 9 for any increased costs or reductions incurred more than 180 days prior to the date that Bank notifies Borrowers of the event giving rise to such increased costs or reductions subject to compensation under this Section 9 and of Bank’s intention to claim compensation therefor; provided, that if the event giving rise to such increased costs or reduction is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(d)                                             For the avoidance of doubt and notwithstanding anything herein to the contrary, for the purposes of this Section I(9), (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not

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having the force of law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case for this clause (ii) pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted issued, promulgated or implemented

4.                                      Section II(1)(a) of the Loan Agreement is hereby amended by restating the parenthetical in such paragraph in its entirely to read as follows: (including the aggregate principal amount of all Loans outstanding to such Fund and the aggregate principal amount of loans outstanding to such Fund, if any, under the Uncommitted Credit Facility or overdrafts made by the Custodian and outstanding to such Fund)”.

5.                                      Section II(1)(b) of the Loan Agreement is hereby amended by restating clause (i) thereof in its entirety to read as follows:  “(i) Indebtedness owing to the Bank (including any Indebtedness hereunder and any Indebtedness under the Uncommitted Credit Facility);”

6.                                      Section II(9) of the Loan Agreement is hereby amended by adding the following sentence at the end of this Section:  “The provisions of this Section II(9) shall survive the repayment of the Obligations and the termination of the Uncommitted Line and this Agreement.

7.                                      Section II(10) of the Loan Agreement is hereby amended by adding the following sentence at the end of this Section:  “The provisions of this Section II(10) shall survive the repayment of the Obligations and the termination of the Uncommitted Line and this Agreement.

8.                                      Section II(15) of the Loan Agreement is hereby amended by adding the following new definition in alphabetical order therein as follows:

“Uncommitted Credit Facility” shall mean any uncommitted, discretionary demand credit facility made available from time to time by the Bank to one or more of the Borrowers, on behalf of one or more of the Funds, as such credit facility may be in effect from time to time.

9.                                      Section II(15) of the Loan Agreement is hereby further amended by deleting therein the definition of “Overnight LIBOR Rate” in its entirety.

10.                               The Borrowers have previously informed the Bank that Emerging Markets Equity Fund, a fund series of Credit Suisse Opportunity Funds (the “Terminated Fund”) is terminated as a Fund under the Loan Documents.  Accordingly, the parties hereto agree that, subject to payment and satisfaction in full of all principal, interest, fees and other obligations or amounts owing by the Terminated Fund under the Loan Agreement, the Terminated Fund is terminated as a “Fund” for all purposes under the Loan Agreement and Note.

11.                               The Appendix I to each of the Loan Agreement and Note is hereby deleted in its entirety and the Appendix I attached hereto is substituted in each instance thereof.

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12.                               Exhibit B to the Loan Agreement is hereby replaced in its entirety with the new Exhibit B attached hereto.

II.                                   Miscellaneous

1.                                      Other than as amended hereby, all terms and conditions of the Loan Agreement and all related Loan Documents are ratified and affirmed as of the date hereof and extended in order to give effect to the terms hereof.

2.                                      Each of the Borrowers, for itself and on behalf of each of its respective Funds, represents and warrants to the Bank as follows: (a) no Default or Event of Default has occurred and is continuing on the date hereof under the Loan Documents; (b) each of the representations and warranties of such Borrower contained in the Loan Agreement is true and correct in all material respects on and as of the date of this letter amendment; (c) the execution, delivery and performance of this letter amendment, and the Loan Documents, as amended hereby (collectively, the “Amended Loan Documents”): (i) are, and will be, within such Borrower’s or Fund’s power and authority, (ii) have been authorized by all necessary proceedings, (iii) do not, and will not, require any consents or approvals including from any governmental authority other than those which have been received, (iv) will not contravene any provision of, or exceed any limitation contained in, the declaration of trust certificate or articles of incorporation or by-laws or other organizational documents of such Borrower or such Fund or any law, rule or regulation applicable to such Borrower or such Fund, (v) do not constitute a default under any other agreement, order or undertaking binding on such Borrower or such Fund, and (vi) do not require the consent or approval of any other party other than for those consents and approvals which have been received; and (d) each of the Amended Loan Documents constitutes the legal, valid, binding and enforceable obligation of such Borrower and such Fund, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3.                                      Upon receipt of a fully executed copy of this letter amendment and such other documents or instruments as the Bank may reasonably request, this letter amendment shall constitute an amendment to the Loan Documents to be governed by the laws of the Commonwealth of Massachusetts.

4.                                      This letter amendment may be executed in counterparts each of which shall be deemed to be an original document.

[Remainder of Page Intentionally Left Blank.]

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Thirteenth Amendment Signature Page

If the foregoing is acceptable to you, please have an authorized officer of the Borrowers execute this letter amendment below where indicated and return the same to the undersigned.

Very truly yours,

STATE STREET BANK AND TRUST COMPANY

By:	/s/Paul J. Koobatian
Paul J. Koobatian, Vice President

Acknowledged and Accepted:

CREDIT SUISSE COMMODITY STRATEGY FUNDS, on behalf of
its fund series as listed in Appendix I attached hereto

By:	/s/Laurie Pecha
Name:	Laurie Pecha
Title:	Chief Financial Officer

CREDIT SUISSE OPPORTUNITY FUNDS, on behalf of
its fund series as listed in Appendix I attached hereto

By:	/s/Laurie Pecha
Name:	Laurie Pecha
Title:	Chief Financial Officer

CREDIT SUISSE TRUST, on behalf of
its fund series as listed in Appendix I attached hereto

By:	/s/Laurie Pecha
Name:	Laurie Pecha
Title:	Chief Financial Officer

APPENDIX I

List of Borrowers and Funds

			Specified
	Custodian		Percentage

CREDIT SUISSE COMMODITY STRATEGY FUNDS, on behalf of:
Credit Suisse Commodity ACCESS Strategy Fund	SSB	(1)	20%
Credit Suisse Commodity Return Strategy Fund	SSB		20%

CREDIT SUISSE OPPORTUNITY FUNDS, on behalf of:
Credit Suisse Floating Rate High Income Fund	SSB		20%
Credit Suisse Managed Futures Strategy Fund	SSB		20%
Credit Suisse Multialternative Strategy Fund	SSB		25%
Credit Suisse Strategic Income Fund	SSB		20%

CREDIT SUISSE TRUST, on behalf of:
Commodity Return Strategy Portfolio	SSB		20%

(1)  State Street Bank and Trust Company as custodian

EXHIBIT B

ADVANCE/PAYDOWN

REQUEST FORM

DATE:

TO:	STATE STREET BANK AND TRUST COMPANY

ATTN:	LOAN OPERATIONS CUSTOMER SERVICE UNIT telephone (617) 662-8574 or (617) 662-8588; fax (617) 988-6677 email ais-loanops-csu@statestreet.com

FROM:	[BORROWER][ on behalf of [FUND]]
(Fund # ) (DDA # )

In connection with the letter agreement dated June 10, 2009 and related documents currently in effect with State Street Bank and Trust Company (as amended, collectively, the “Agreement”), please increase/reduce (circle one) the outstanding balance on behalf of the above-indicated Fund by $          .  Any requested Loan should be recorded on the books of the Fund with the Bank and interest payable to the Bank should be recorded at the agreed upon rate.

1.                                      This request is (check one):      Loan Advance       Paydown        Overnight Rollover

2.                                      The proceeds of any requested Loan shall be used only to the extent consistent with and not prohibited by the Prospectus, the terms of the Agreement and applicable laws and regulations, including, without limitation, Regulation U, and no Default of Event of Default has occurred under the Agreement.

4.                                      All of the representations and warranties of the undersigned Borrower and Fund set forth in Section II(2) of the Agreement are true and correct on and as of the date hereof.

5.                                      Each of the Borrower and the Fund is in compliance with all the terms and conditions in the Agreement (including the Maximum Amount and other borrowing limitations thereunder) and will remain in compliance therewith after giving effect to the making of any requested Loan.

6.                                      The following amounts and statements are true in connection with any requested Loan:

(a) Adjusted Net Assets of the Fund:

(i) Total Assets of the Fund	$
(ii) Total Liabilities (excluding Indebtedness for borrowed money) of the Fund*	$
(iii) without duplication, the value of any

* For purposes of calculating Adjusted Net Assets for any Fund, the amount of any liability included in liabilities shall be equal to the greater of (i) the outstanding amount of such liability and (ii) the fair market value of all assets pledged or otherwise segregated to secure such liability.

segregated assets or assets otherwise subject to any pledge or other encumbrance	$
(iv) aggregate amount invested in subsidiaries of such Fund	$
(v) item (a)(i) less item (a)(ii) less item (a)(iii) less item (a)(iv)	$

(b) Specified Percentage of item (a)(v)	$

(c) (i) Beginning Loan Balance:	$
(ii) Paydown Amount (if any):	$
(iii) Requested Loan (if any)	$
(iv) Requested Loans Balance ((i) minus (ii) or (i) plus (iii)):	$

(d)  The aggregate outstanding principal amount of Indebtedness for borrowed money of the Fund (but including any loans under the Uncommitted Credit Facility, any overdrafts or loans from the Custodian) other than the Loans as of the date hereof

$

(e) Total Indebtedness for borrowed money ((c)(iv) plus (d)):	$

7.                                      The amount set forth in 6(e) above does not exceed the lesser of (a) the amount set forth in 6(b) above, or (b) the maximum amount which the relevant Fund is permitted to borrow (after taking into account all outstanding Indebtedness) pursuant to its Prospectus, the Investment Company Act or any registration made thereunder, any vote of the shareholders of the applicable Borrower or such Fund, any agreement of such Borrower or Fund with any foreign, federal, state or local securities division to which such Borrower or Fund is subject, any other applicable agreement or document to which such Borrower or Fund, is a party or any law, rule or regulation applicable to such Borrower or Fund.

8.                                      The amount set forth in 6(c)(iv) above does not exceed the Committed Line Amount, and the aggregate principal amount of Loans outstanding to all Borrowers on behalf of all Funds under the Agreement (after giving effect to the amount of any requested Loan) does not exceed the Committed Line Amount.

9.                                      The undersigned is a duly authorized officer of the Borrower identified above with authority to execute and deliver this document to the Bank and request the Loan described herein on behalf of the Fund identified above.

[BORROWER][, on behalf of [FUND]]

By:
Name:
Title
Date: